Exhibit 10.13

November 2, 2017
Re:    Consulting Agreement
Dear John,
This letter sets forth the terms of the consulting arrangement between you and The Kraft Heinz Company (“Kraft Heinz” or the “Company), effective November 1, 2017 (the “Agreement”).
1.    Consulting Services. You agree to provide advisory and consulting services (the “Services”) to CEO Bernardo Hees and Chairman Alex Behring related to the current and historical finances of the Company; relationships with licensors, customers and vendors; employee matters; product development, marketing and distribution; government affairs and strategic opportunities (including potential mergers, divestitures, or acquisitions). You will participate in reviews of performance. You will also attend site visits and other Company meetings/events as requested from time to time. The Services are distinct from the duties you provide as a member of the Board of Directors of Kraft Heinz or any committee thereof.
2.    Payment for Services. You will be paid for the Services at the rate of $500,000 per year, payable monthly in arrears. You will be provided with certain administrative support, and expenses incurred while performing the Services will be covered in a manner most administratively convenient for the Company
3.    Termination. Either party may terminate the Agreement at any time by providing 30 days notice to the other party. Upon termination, Kraft Heinz will have no further payment obligations, and you will have no further Services obligations, under the Agreement.
4.    Confidentiality. You agree to keep confidential and not to disclose in any manner any confidential or proprietary information obtained in performance of the Services under this Agreement without the prior written consent of Kraft Heinz. Your agreement with respect to confidential and proprietary information shall survive termination or expiration of this Agreement. Upon termination or expiration of this Agreement for any reason, you agree to return to the General Counsel of Kraft Heinz all papers, records or other documents, and any electronic information that The Kraft Heinz Company has made available to you in connection with the performance of the Services, including all copies thereof.

By signing below, you acknowledge that you understand and accept the terms and conditions of this Consulting Agreement.

By:	/s/ John T. Cahill
John T. Cahill

ON BEHALF OF THE KRAFT HEINZ COMPANY

By:	/s/ Bernardo Hees	By:	/s/ James J. Savina
	Bernardo Hees		James J. Savina
	Chief Executive Officer		SVP, General Counsel and Corporate Secretary